Exhibit 99.1

SanguiBioTech GmbH and Karl Beese GmbH & Co. plan to jointly distribute Chitoskin(R) wound pads
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Witten, November 16, 2004 - SanguiBioTech GmbH and Beese Medical, one of the
largest German distributors of medical care products and hospital requirements, will jointly market and distribute Sangui's innovative Chitoskin(R) wound pads after obtaining the CE mark authorizing the sales of the product in the European Union. The CE mark certification is about to be completed. The ,,Chitoskin" brand name was already registered by a German Patent Office certificate of October 22, 2004. Beese Medical will obtain exclusive Chitoskin(R) marketing rights in the German market. Sangui and Beese are confident to start marketing the product in January, 2005. Chitoskin(R) will now be presented jointly on the Beese stand at MEDICA medical products trade show in Dusseldorf, Germany, November 24 through 27, 2004.

Gerd Mayer, Beese Medical product manager in charge, said: ,,We are fully convinced of the extraordinary quality of these innovative wound pads. We plan to position Chitoskin(R) in the top segment of the market. We strongly believe that this product will help us gain significant market share in the medium term." Sangui GmbH Managing Director Hubertus Schmelz added: ,,We are excited to have won a competent distribution partner who offers the experience, market position and sales logistics to successfully market our Chitoskin(R) wound pads. Many medical experts have confirmed already that Chitoskin(R) offers superior healing quality and with a strong partner like Beese's the market will soon recognize the potential of this product."

SanguiBioTech GmbH is a wholly owned subsidiary of SanguiBiotech International, Inc., (NASD OTCBB: SGBIE).

For more information:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

This news release includes statements, other than historical fact, that may be deemed forward-looking. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict" that conveys the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the ability to obtain additional financing, which is not assured; rapid technological developments and changes; problems in developments of the Company's products; price and product competition by competitors; general economic conditions; and factors discussed in the Company's SEC filings. Shareholders are cautioned that the forward-looking statements are not guarantees of future performance and that developments different from those projected in the forward-looking statements can be expected. Sangui does not intend (and is not legally obligated) to update publicly any forward-looking statements.